EXHIBIT 23.2

                       Consent of Independent Accountants

September 30, 1999

Consent of PricewaterhouseCoopers LLP

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Modis Professional Services, Inc. of our report dated
March 26, 1999 relating to the consolidated financial statements appearing in Modis Professional Services, Inc.'s Annual Report on Form 10-K, as amended on Form 10-K/A, for the year ended December 31, 1998. We also consent to the incorporation by reference in this Registration Statement of our report dated June 11, 1999 relating to the financial statements appearing in the Annual Report of Modis Professional Services, Inc. Retirement Savings Plan on Form 11-K for the year ended December 31, 1998.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Jacksonville, Florida